                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                   Form 8-K


                                Current Report
                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



     Date of Report (Date of earliest event reported):  September 18, 2000



                       Leap Wireless International, Inc.
            (Exact name of registrant as specified in its charter)


         Delaware                         0-29752                             33-0811062
(State or Other Jurisdiction      (Commission File Number)      (I.R.S. Employer Identification No.)
      of Incorporation)


10307 Pacific Center Court, San Diego, California                       92121
    (Address of Principal Executive Offices)                         (Zip Code)


      Registrant's telephone number, including area code:  (858) 882-6000

     This Current Report on Form 8-K is filed by Leap Wireless International, Inc., a Delaware corporation (the "Company"), in connection with the matters described herein.

Item 5.  Other Events.

     On September 18, 2000, Leap Wireless International, Inc. (the "Company") announced that Cricket Communications, Inc. ("Cricket"), a subsidiary of the Company, had entered into a three-year supply agreement under which Cricket may purchase wireless network infrastructure equipment and services from Nortel Networks Inc. ("Nortel") to support the build-out of Cricket networks in the U.S. Concurrently, Nortel agreed to finance these purchases plus additional working capital under a credit facility. The credit facility permits up to $525 million in total borrowings by Cricket, with borrowing availability based on a ratio of the total amount of equipment and services purchased from Nortel. The credit agreement contains various covenants and conditions typical for a loan of this type, including minimum levels of customers and covered potential customers which must increase over time, limits on annual capital expenditures and other financial ratio tests. Borrowings under the Nortel credit facility accrue interest at a rate equal to LIBOR plus 3.5% to 4.25% or a bank base rate plus 2.5% to 3.25%, in each case with the specific rate based on the ratio of total indebtedness to EBITDA. Cricket must pay a commitment fee equal to 1.25% per annum of the commitments under the credit facility until the aggregate principal amount of borrowings equals $175 million, at which time the rate decreases to 1.0% until the aggregate principal amount equals $350 million, at which time the rate further decreases to 0.75%. Principal payments are scheduled to begin after three years with a final maturity after eight years. Repayment is weighted to the later years of the repayment schedule. Cricket's obligations under the Nortel credit agreement are secured by all of the stock of Cricket, its subsidiaries and each special purpose subsidiary of the Company formed to hold wireless licenses used in Cricket's business, and all of their respective assets.

                                   SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 28, 2000                    LEAP WIRELESS INTERNATIONAL, INC.



                                            By:  /s/ JAMES E. HOFFMANN
                                               ---------------------------------
                                               James E. Hoffmann
                                               Senior Vice President, General
                                               Counsel and Secretary